UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of earliest event reported: December 15, 2016

NovaBay Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33678	68-0454536
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2000 Powell Street, Suite 1150, Emeryville, CA 94608

(Address of Principal Executive Offices) (Zip Code)

(510) 899-8800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)     On December 15, 2016, NovaBay Pharmaceuticals, Inc. (the “Company”) and Dr. Ramin (“Ron”) Najafi, the Company’s former President and Chief Executive Officer, entered into an amendment (the “Amendment”) to that certain Separation Agreement between the parties, dated as of November 18, 2015 (the “Separation Agreement”).

A description of the Separation Agreement was previously reported pursuant to Item 5.02(e) of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 19, 2015, and the information set forth in such Item 5.02(e) is incorporated herein by reference. Under the original terms of the Separation Agreement, the Company agreed to pay the remaining $480,000 of the Executive’s separation payments on December 31, 2016. At the Company’s option, such $480,000 separation amount may consist of any of the following: (i) a grant of registered shares of the Company’s common stock, the total value of which will be equivalent to $480,000 (the “Grant”) (with the stock price used to determine the number of shares constituting the Grant being the average closing price of the last five (5) business days before the date of grant); (ii) a payment of $480,000 in cash; or (iii) a combination of such stock grant and cash, equal in the aggregate to $480,000 (any of such three options, the “Payment”). Pursuant to the Amendment, the parties have agreed to divide the Payment into two equal installments (rather than a single payment due on December 31, 2016), the first of which shall be paid and/or granted on December 16, 2016, and the second of which shall be paid and/or granted on January 15, 2017.

The foregoing description is qualified in its entirety by reference to the actual Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.     Financial Statements and Exhibits.

(d)          Exhibits.

Exhibit No.	Description
10.1	Amendment to Separation Agreement, dated December 15, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NovaBay Pharmaceuticals, Inc.

By:	/s/ Justin M. Hall
Justin M. Hall
Senior Vice President, General Counsel

Dated: December 15, 2016